AMENDMENT NO. 1

TO

ENERGY CONVERSION DEVICES, INC.

2006 STOCK INCENTIVE PLAN

This Amendment No. 1 amends the Energy Conversion Devices, Inc. 2006 Stock Incentive Plan as follows:

1.	Effective as of September 30, 2008, the first sentence of Section 3.2(b) is modified to read:

The Committee shall establish the Restriction Period for each Stock Award which, except for Stock Awards granted to newly hired employees, shall be no less than one year, in the case of Stock Awards subject to Performance Measures, and three years, in the case of all other Stock Awards.

2.	Section 5.8(a)(2)(a) is clarified to read:

(a) in the case of an option or Stock Appreciation Right, the number of Common Shares then subject to such option or Stock Appreciation Right, multiplied by the excess, if any, of the Fair Market Value of a Common Share on the date of occurrence of the Change in Control, over the purchase price or grant price, as the case may be, per Common Share subject to the option or Stock Appreciation Right

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The 2006 Stock Incentive Plan was adopted and approved by the Compensation Committee of the Board of Directors on September 25, 2006 and approved by the Stockholders on November 14, 2006. These amendments should be read in conjunction with the 2006 Stock Incentive Plan, a copy of which has been filed as an exhibit to ECD’s Proxy Statement dated October 12, 2006.